Exhibit 10.7

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated March 4, 2008 by and between Lantheus Medical Imaging, Inc., a Delaware corporation (the “Company”) and Larry Pickering (“Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.                                       Term.  Executive’s employment with the Company commenced as of January 8, 2008 (the “Effective Date”) and, unless earlier terminated in accordance with this Agreement, shall terminate on the first anniversary of the Effective Date; provided that the Company may, upon thirty-days prior written notice, extend the term of employment under this Agreement by one year on each of anniversary of the Effective Date.  Executive’s employment hereunder shall be “at-will” employment.

2.                                       Position.  Commencing as of the Effective Date, Executive shall serve as the Company’s Executive Chairman, in charge of strategy, research and development of the Company and/or such other duties and authority as may be assigned from time to time by the Board of Directors of Lantheus MI Holdings, Inc. (the “Holdings”) (the “Board”).  If requested, Executive shall serve as a member of the Board or an officer or a member of the Board of Directors of any of the Company’s subsidiaries or affiliates without additional compensation.

3.                                       Base Salary.  During Executive’s employment hereunder, the Company shall pay Executive a base salary at the annual rate of $500,000 (as adjusted from time to time, the “Base Salary”), payable in regular installments in accordance with the Company’s payment practices from time to time.

4.                                       Annual Bonus.  With respect to each full fiscal year of employment hereunder, Executive shall be eligible to earn an annual bonus award of up to one hundred percent (100%) of Executive’s Base Salary based upon achievement of annual EBITDA and other performance targets reasonably established by the Compensation Committee of the Board within the first three months of each fiscal year (the “Annual Bonus”).  The Annual Bonus, if any, shall be paid to Executive between March 1st and April 1st of the fiscal year immediately following the fiscal year in respect of which the Annual Bonus was earned.

5.                                       Equity.  On the Effective Date or as soon as practicable thereafter, Executive shall be granted, under the Lantheus MI Holdings, Inc. 2008

Equity Incentive Plan, a nonqualified stock option to purchase approximately 1.5% of the shares of common stock of Holdings as of the Effective Date.  50% of such grant will vest over a four-year period based on the passage of time (the “Time Options”), and 50% of such grant will vest over a four-year period based on the achievement of annual EBITDA targets established by the Compensation Committee of the Board (the “Performance Options”); provided, that vesting of the Time Options and the Performance Options over such four-year period shall occur at a rate of up to 40% at the end of the first year and up to 20% each year thereafter.  On the date of grant of the stock option, Executive shall execute the Management Shareholders’ Agreement among (i) Holdings, (ii) Avista Capital Partners, LP, Avista Capital Partners (Offshore), LP and ACP-Lantern Co-Invest, LLC, and (iii) certain other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”) listed on Schedule A attached thereto, as the same may be updated from time to time.

6.                                       Business Expenses/Per Diem.

a.                                       During Executive’s employment hereunder, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

b.                                      During Executive’s employment hereunder, Executive shall receive a per diem of $150 for each full day of work performed in Billerica, MA, unless Executive stays in a hotel during such stay in Billerica, MA.

7.                                       Termination.  Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment.  Executive shall not be entitled to any severance or termination benefits upon any termination of employment with the Company, except that if Executive’s employment is terminated by the Company for any reason prior to the first anniversary of the Effective Date, Executive shall be entitled to a lump sum cash payment, payable within 30 days following such termination, equal to (i) the portion of Executive’s Base Salary which Executive would have received during the period from the termination date through the first anniversary of the Effective Date and (ii) the target Annual Bonus (i.e., following such a termination by the Company, Executive shall have received total base compensation (Base Salary plus Annual Bonus) equal to $1,000,000 pursuant to this Agreement).  Upon termination of Executive’s employment for any reason, Executive shall resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates unless, in each case, as otherwise directed by the Board in its sole discretion.

8.                                       Confidentiality.  Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.  Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

9.                                       Miscellaneous.

a.                                       Governing Law.  This Agreement shall be governed by, construed and interpreted in all respects, in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

b.                                      Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.                                       No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.                                      Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.                                       Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a Person which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor Person.

f.                                         Dispute Resolution.  Except with respect to Section 8 hereof, any controversy or claim arising out of or related to any provision of this Agreement that cannot be mutually resolved by the parties hereto shall be settled by final, binding and non-appealable arbitration in New York, NY by a single arbitrator.  Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of American Arbitration Association then in effect.  Any award entered by the arbitrator shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including attorney’s fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrator equally.

g.                                      Compliance with Section 409A of the Code.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (collectively, the “Code”) are intended to comply with Section 409A of the Code.  If, however, any such benefit or payment is deemed not to so comply, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof), if possible, so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved.  Neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to the application of this Section 9(g).

h.                                      Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i.                                          Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	Lantheus Medical Imaging, Inc.
c/o Avista Capital Partners, LP
65 East 55th Street, 18th Floor
	Attention:	Ben Silbert, Esq.
	Facsimile:	(212) 593-6959
	Email:	silbert@avistacap.com

If to Executive:	Larry Pickering
26130 Mandevilla Dr.
Bonita Spgs., FL 34134
Facsimile: (239) 992-9856
Email: pickering@avistacap.com

j.                                          Cooperation.  Executive shall provide the Company reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement or Executive’s employment.

k.                                       Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l.                                          Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Lantheus Medical Imaging, Inc.		LARRY PICKERING

/s/ David Burgstahler		/s/ Larry Pickering
By:	David Burgstahler,
Authorized Representative

Lantheus MI Holdings, Inc.

/s/ David Burgstahler
By:	David Burgstahler,
Authorized Representative

[Signature Page to Pickering Employment Agreement]